Exhibit 99.1

FOR IMMEDIATE RELEASE

Del Global Technologies Announces Suspension of Stock Repurchase Program

Franklin Park, IL – December 31, 2008 -- Del Global Technologies Corp. (OTCBB: DGTC) ("Del Global" or the “Company") today announced that it has suspended its stock repurchase program (“Program”) and associated 10b5-1 sales trading plan (“Plan”) to free up cash for working capital.  The previously announced Program authorized the Company’s repurchase of up to 2,424,616 shares, or approximately 10%, of the Company’s outstanding common stock.   Prior to the suspension of the Program, a total of 1,527,859 shares of the Company’s common stock, with an aggregate cost of $1,560,420, had been repurchased under the Plan, which allowed the Company to purchase its shares at times when the Company would not ordinarily be in the market because of its trading policies or the possession of non-public information.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company's web site is www.delglobal.com.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to introduce products as scheduled; obtaining necessary product certification; implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

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DEL GLOBAL TECHNOLOGIES CORP.
James A. Risher, Chief Executive Officer
(847) 288-7065

Mark Zorko, Chief Financial Officer
(847) 288-7003